EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

DIRECTV,

AT&T INC.

and

STEAM MERGER SUB LLC

Dated as of May 18, 2014

TABLE OF CONTENTS

Page

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.	The Merger	1
1.2.	Closing	2
1.3.	Effective Time	2

ARTICLE II

ORGANIZATIONAL DOCUMENTS OF THE SURVIVING COMPANY

2.1.	The Certificate of Formation	2
2.2.	The LLC Agreement	2

ARTICLE III

OFFICERS

3.1.	Officers of Surviving Company	3

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Certificates.	4
4.3.	Dissenters’ Rights	8
4.4.	Adjustments to Prevent Dilution	8
4.5.	Company Stock Based Plans	9

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Company	11
5.2.	Representations and Warranties of Parent and Merger Sub	35

ARTICLE VI

COVENANTS

6.1.	Interim Operations	41
6.2.	Acquisition Proposals.	47

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Page

6.3.	Information Supplied	51
6.4.	Stockholders Meeting	52
6.5.	Filings; Other Actions; Notification.	53
6.6.	Access; Consultation	55
6.7.	Stock Exchange Listing, De-listing and De-registration	56
6.8.	Publicity	57
6.9.	Employee Benefits	57
6.10.	Expenses	58
6.11.	Indemnification; Directors’ and Officers’ Insurance	58
6.12.	Regulatory Compliance	59
6.13.	Takeover Statute	60
6.14.	Control of the Company’s or Parent’s Operations	60
6.15.	Section 16(b)	60
6.16.	Financing	60
6.17.	Approval by Sole Member of Merger Sub	63

ARTICLE VII

CONDITIONS

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	64
7.2.	Conditions to Obligations of Parent and Merger Sub	64
7.3.	Conditions to Obligation of the Company	66

ARTICLE VIII

TERMINATION

8.1.	Termination by Mutual Consent	67
8.2.	Termination by Either Parent or the Company	67
8.3.	Termination by the Company	68
8.4.	Termination by Parent	68
8.5.	Effect of Termination and Abandonment	69

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1.	Survival	70
9.2.	Modification or Amendment	71
9.3.	Waiver	71
9.4.	Counterparts; Effectiveness	71
9.5.	Governing Law and Venue; Waiver of Jury Trial	71
9.6.	Notices	72
9.7.	Entire Agreement	73
9.8.	No Third Party Beneficiaries	73

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Page

9.9.	Obligations of Parent and of the Company	73
9.10.	Severability	74
9.11.	Interpretation	74
9.12.	Assignment	75
9.13.	Specific Performance	75

EXHIBIT

EXHIBIT A – EMPLOYEE MATTERS AGREEMENT

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INDEX OF DEFINED TERMS

Defined Term	Section
2014 CapEx Budget	6.1(a)(vi)
Additional Contract	5.1(l)
Acquisition Proposal	6.2(d)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)
Applicable Date	5.1(e)
Average Parent Stock Price	4.1(a)
Bankruptcy and Equity Exception	5.1(c)
business day	1.2
Cash Consideration	4.1(a)
Certificate	4.1(a)
Certificate of Formation	2.1
Change in Recommendation	6.2(f)
Closing	1.2
Closing Date	1.2
Code	Recitals
Common Stock	4.1(a)
Communications Act	5.1(d)(i)
Communications Laws	5.1(d)(i)
Communications Licenses	5.1(k)(iii)
Company	Preamble
Company Acquisition Proposal	8.5(b)
Company Awards	4.5(e)
Company Balance Sheet	5.1(g)
Company Bylaws	5.1(d)(ii)
Company Charter	5.1(d)(ii)
Company Disclosure Letter	5.1
Company Earth Station	5.1(j)(v)
Company Employees	5.1(h)
Company ERISA Affiliate	5.1(h)(iii)
Company ERISA Plan	5.1(h)(ii)
Company IP	5.1(p)(ii)
Company Material Adverse Effect	5.1(a)
Company Non-U.S. Benefit Plans	5.1(h)(i)
Company Option	4.5(a)
Company Pension Plan	5.1(h)(ii)
Company Performance Stock Units	4.5(c)
Company Plans	5.1(h)(i)
Company Recommendation	5.1(c)
Company Reports	5.1(e)
Company Requisite Vote	5.1(c)

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Defined Term	Section
Company Restricted Stock Unit	4.5(c)
Company SAR	4.5(b)
Company Satellite	5.1(j)(i)
Company Stock Plans	5.1(b)(i)
Company Stockholders Meeting	6.4(a)
Company U.S. Benefit Plans	5.1(h)(ii)
Concession Agreement	5.1(j)(iv)
Confidentiality Agreement	9.7
Contracts	5.1(d)(ii)
Coordination Agreement	5.1(j)(iv)
D&O Insurance	6.11(b)
Debt Offers	6.16(b)
Debt Payoffs	6.16(c)
Delaware Certificate of Merger	1.3
DGCL	1.1
DIRECTV Finance	6.16(a)
Dissenting Stockholders	4.1(a)
DLLCA	1.1
Effective Time	1.3
Employee Matters Agreement	6.9(a)
Environmental Law	5.1(n)
ERISA	5.1(h)(i)
Exchange Act	5.1(d)(i)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Exchange Ratio	4.1(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Export and Sanctions Regulations	5.1(k)(iv)(C)
FAA	5.1(k)(iii)(A)
FAA Rules	6.12(a)
FCC	5.1(d)(i)
FCC License	5.1(k)(iii)
FCPA	5.1(k)(iv)
Final Order	7.2(c)
Foreign Competition Laws	5.1(d)(i)
Foreign License	5.1(k)(iii)
Foreign Regulator	5.1(d)(i)
Foreign Regulatory Laws	5.1(d)(i)
GAAP	5.1(a)
Government Official	5.1(k)(iv)(A)
Governmental Consents	7.1(c)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(n)

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Defined Term	Section
Health Status Reports	5.1(j)(i)
HSR Act	5.1(b)(iii)
Indemnified Parties	6.11(a)
Information Technology	5.1(p)(vii)
Intellectual Property	5.1(p)(vii)
IRS	5.1(h)
ITU	5.1(j)(ii)
JV Entity	5.1(a)
Knowledge of the Company	5.1(a)
Knowledge of Parent	5.2(g)
Laws	5.1(k)(i)
Liberty TSA	5.1(o)(viii)
Licenses	5.1(k)(i)
Lien	5.1(b)(ii)
LLC Agreement	2.2
Material Contracts	5.1(l)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(iii)
NASDAQ	5.1(a)
NYSE	4.1(a)
Offer Documents	6.16(b)
Option Exchange Ratio	4.5(a)
Order	7.1(d)
Parent	Preamble
Parent Common Stock	Recitals
Parent Common Stock Unit	5.2(b)
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2(a)
Parent Option	5.2(b)
Parent Pension Plan	5.2(h)
Parent Preferred Stock	5.2(b)
Parent Reports	5.2(e)(i)
Parent Stock Plans	5.2(b)
Parent Stock Unit	4.5(c)
PBGC	5.1(h)(iii)
Permitted Liens	5.1(a)
Person	4.2(b)
Preferred Stock	5.1(b)(i)
Prospectus/Proxy Statement	6.3(a)
PUC	5.1(d)(i)
Registered IP	5.1(p)(i)
Representatives	6.2(a)

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Defined Term	Section
Regulatory Material Adverse Effect	6.5(a)
Required Governmental Consents	7.2(c)
S-4 Registration Statement	6.3(a)
Sarbanes-Oxley Act	5.1(e)
SEC	4.5(f)
Securities Act	4.5(f)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Specified Subsidiaries	5.1(d)(ii)
State License	5.1(k)(iii)
Stock Consideration	4.1(a)
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Superior Proposal Termination	6.2(f)
Surviving Company	1.1
Takeover Statute	5.1(m)
Tax	5.1(o)
Tax Return	5.1(o)
Taxable	5.1(o)
Taxes	5.1(o)
Termination Date	8.2
Termination Fee	8.5(b)
Trademarks	5.1(p)(vii)
Trading Day	4.1(a)
Uncertificated Share	4.1(a)
Utilities Laws	5.1(d)(i)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of May 18, 2014, among DIRECTV, a Delaware corporation (the “Company”), AT&T Inc., a Delaware corporation (“Parent”), and Steam Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and adopted, approved and declared advisable this Agreement, and has resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, the Board of Directors of Parent, by resolutions duly adopted, has approved the Merger and the issuance of shares of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”) pursuant to the Merger upon the terms and subject to the conditions set forth in this Agreement and adopted and approved this Agreement;

WHEREAS, the sole manager of Merger Sub, by resolutions duly adopted, has determined it is advisable and in the best interest of Merger Sub to enter into the Merger Agreement;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that Merger shall qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into

Merger Sub and the separate corporate existence of the Company shall thereupon cease.  Merger Sub shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate limited liability company existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in ARTICLE II.  The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act, as amended (the “DLLCA”).

1.2. Closing.  The closing of the Merger (the “Closing”) shall take place (a) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 9:00 a.m. local time on the first business day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time.  Immediately following the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA.  The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Delaware Certificate of Merger in accordance with the DGCL and the DLLCA (the “Effective Time”).

ARTICLE II

ORGANIZATIONAL DOCUMENTS
OF THE SURVIVING COMPANY

2.1. The Certificate of Formation.  At the Effective Time, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of formation (the “Certificate of Formation”) of the Surviving Company, until thereafter amended as provided therein or by applicable Law, except that Section 1 of the Certificate of Formation shall be amended in its entirety to read as follows:  “The name of the limited liability company is DIRECTV.”

2.2. The LLC Agreement.  At the Effective Time, the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall be the limited liability company agreement (the “LLC Agreement”) of the Surviving Company, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

OFFICERS

3.1. Officers of Surviving Company.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Formation and the LLC Agreement.

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES;
EXCHANGE

4.1. Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock,” and each a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or the Company, not held on behalf of third parties and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each such Share referred to in clauses (i) and (ii) above, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be converted into the right to receive, and become exchangeable for a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”) plus $28.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).  At the Effective Time, all the Shares (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each uncertificated Share (an “Uncertificated Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c), and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment of which reference is made in Section 4.3.

For purposes of this Agreement, “Exchange Ratio” shall mean the following (in each case rounded to three decimal places):

A) If the Average Parent Stock Price is an amount greater than $38.577, then the Exchange Ratio shall be 1.724;

B) If the Average Parent Stock Price is an amount greater than or equal to $34.903 but less than or equal to $38.577 then the Exchange Ratio shall be an amount equal to the quotient obtained by dividing (x) $66.50 by (y) the Average Parent Stock Price; or

C) If the Average Parent Stock Price is an amount less than $34.903, then the Exchange Ratio shall be 1.905.

For purposes of this Agreement, “Average Parent Stock Price” shall mean the average of the volume weighted averages of the trading prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the thirty consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the Effective Time.

For purposes of this Agreement, “Trading Day” shall mean a day on which shares of Parent Common Stock are traded on the NYSE.

(b) Cancellation of Excluded Shares.  Subject to Section 4.3, each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub.  Each membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time as the membership interests of the Surviving Company in the Merger.

4.2. Exchange of Certificates.

(a) Exchange Agent.  At the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Shares, (i) an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form and (ii) an aggregate amount of cash, in each case, comprising approximately the amounts required to be delivered pursuant to Section 4.1(a) in respect of Shares.  In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 4.2(c) with respect to the Parent Common Stock with respect to Shares with a record and payment date after the Effective Time and prior to the surrender of such Shares and cash in lieu of any fractional shares payable pursuant to Section 4.2(e).  All shares of Parent Common Stock and cash, together with the amount of any such cash dividends and distributions deposited with the Exchange Agent pursuant to this Section 4.2(a), shall hereinafter be referred to as the “Exchange Fund”.  The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that such investments, if interest bearing, shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate cash portion of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 4.2(a) shall be promptly returned to Parent.

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within four business days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than Excluded Shares) entitled to receive the Merger Consideration pursuant to Section 4.1(a)(A) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)) to the Exchange Agent, and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)) in exchange for the Merger Consideration to the Exchange Agent.  Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (i) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this ARTICLE IV in uncertificated form (or evidence of shares in book-entry form), and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 4.2(h)) equal to (A) the cash amount that such holder is entitled to receive pursuant to Section 4.1(a) plus (B) any cash in lieu of fractional shares pursuant to Section 4.2(e) plus (C) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 4.2(c), and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock in uncertificated form, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.  If any shares (or evidence of shares in book-entry form) of Parent Common Stock are to be issued to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any stock transfer or other Taxes required by reason of the issuance of shares (or evidence of shares in book-entry form) of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such Taxes have been paid or are not applicable.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Distributions with Respect to Unexchanged Shares; Voting.  (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable in the Merger.  No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) is surrendered for exchange in accordance with this ARTICLE IV.  Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)), there shall be issued and/or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.

(ii) Registered holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders with a record date at or after the Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Average Parent Stock Price.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered, at Parent’s option, to Parent.  Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to Parent for delivery of any shares of Parent Common Stock of such stockholder and payment of cash and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this ARTICLE IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Exchange Agent or the Surviving Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and the cash and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this ARTICLE IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights.  Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

(i) Uncertificated Shares.  Promptly after the Effective Time, Parent shall cause the Exchange Agent to (i) mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Merger and the conversion of their Shares into the right to receive the Merger Consideration and (ii) issue in registered form to each holder of Uncertificated Shares that number of whole shares of Parent Common Stock that such holder is entitled to receive in respect of each such Uncertificated Share pursuant to this ARTICLE IV, cash that such holder is entitled to receive in respect of its Shares pursuant to Section 4.1(a), cash pursuant to Section 4.2(e) in lieu of fractional shares in respect of each such Uncertificated Share and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this ARTICLE IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)), without interest thereon.

4.3. Dissenters’ Rights.  No Dissenting Stockholder shall be entitled to receive shares of Parent Common Stock or cash or any dividends or other distributions pursuant to the provisions of this ARTICLE IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder.  If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into the shares of Parent Common Stock plus the cash amount that such Person is entitled to receive pursuant to Section 4.1(a).  The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4. Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

4.5. Company Stock Based Plans.  (a)  At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Company Stock Plans, whether vested or unvested, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Shares subject to the Company Option immediately prior to the Effective Time and (ii) the Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per Share of such Company Option immediately prior to the Effective Time by (B) the Option Exchange Ratio; provided that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code.  The “Option Exchange Ratio” shall mean a fraction (x) the numerator of which is the sum of the Cash Consideration and an amount equal to the product of (I) the Exchange Ratio and (II) the Average Parent Stock Price and (y) the denominator of which is the Average Parent Stock Price.  Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the terms and conditions applicable to such Company Option immediately prior to the Effective Time, including all vesting conditions.

(b) At the Effective Time, each outstanding right to receive Shares or cash pursuant to the exercise of any stock appreciation right (a “Company SAR”) under the Company Stock Plans, vested or unvested, shall be converted into a stock appreciation right on the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of Shares subject to such Company SAR immediately prior to the Effective Time by (ii) the Option Exchange Ratio, at a reference price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the reference price per Share of such Company SAR immediately prior to the Effective Time by (B) the Option Exchange Ratio; provided that the reference price and the number of shares of Parent Common Stock subject to the Company SAR shall be determined in a manner consistent with the requirements of Section 409A of the Code.  Except as specifically provided above, following the Effective Time, each Company SAR shall continue to be governed by the terms and conditions applicable to such Company SAR immediately prior to the Effective Time, including all vesting conditions.

(c) At the Effective Time, each outstanding restricted stock unit (“Company Restricted Stock Unit”) under the Company Stock Plans, vested or unvested, other than restricted stock units that as of the Effective Time remain subject to a performance condition (“Company Performance Stock Units”) shall be converted into a restricted stock unit on the number of shares of Parent Common Stock (a “Parent Stock Unit”) equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of shares underlying such Company Restricted Stock Unit by (ii) the Option Exchange Ratio. Except as specifically provided above, following the Effective Time, each Parent Stock Unit shall continue to be governed by the terms and conditions applicable to the corresponding Company Restricted Stock Unit immediately prior to the Effective Time, including all time-based vesting conditions and dividend equivalent rights.

(d) At the Effective Time, each outstanding Company Performance Stock Unit under the Company Stock Plans, vested or unvested, shall be converted into a Parent Stock Unit on the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) the number of Shares underlying such Company Performance Stock Unit, by (ii) the Option Exchange Ratio.  Performance for any fiscal years of the Company that have ended prior to the Effective Time will be based on the actual performance achieved and performance for fiscal years of the Company that have not ended prior to the Effective Time will conclusively be based on the target level.  Except as specifically provided above, following the Effective Time, each Parent Stock Unit shall continue to be governed by the terms and conditions applicable to the corresponding Company Performance Stock Unit immediately prior to the Effective Time, including any applicable time-based vesting requirements and dividend equivalent rights.

(e) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans and any other Company Plans, other than the Company Options, the Company SARs, the Company Restricted Stock Units and the Company Performance Stock Units (the “Company Awards”) shall be converted into the right to acquire or receive, as the case may be, the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) determined by multiplying (i) such Shares by (ii) the Option Exchange Ratio, and such Company Awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant Company Stock Plan or other Company Plan.  Similarly, all Company Stock Plans and other Company Plans (and awards thereunder) providing for cash payments measured by the value of Shares shall be deemed to refer to the number of shares of Parent Common Stock equal to the product determined by multiplying such Shares by the Option Exchange Ratio, and such cash payments shall otherwise be made on the terms and conditions applicable under the relevant Company Stock Plan or other Company Plan.

(f) As soon as practicable after the Effective Time, Parent shall, if registration of the shares of Parent Common Stock issuable under a Company Stock Plan or other Company Plan is required under the Securities Act of 1933, as amended (the “Securities Act”), file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such Parent Common Stock and shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following such filing.

(g) At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 4.5.  Parent shall take all actions as are reasonably necessary for the assumption of the Company Stock Plans pursuant to this Section 4.5.  Without limiting the foregoing, the Company shall take all necessary action to ensure that the Surviving Company will not be bound at the Effective Time by any options, stock appreciation rights, units or other rights, awards or arrangements under the Company Stock Plans that would entitle any Person after the Effective Time to beneficially own any Shares or to receive any payments in respect thereof, and all Company Stock Plans conferring any rights to Shares or other capital stock of the Company shall be deemed to be amended to be in conformity with this Section 4.5.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1. Representations and Warranties of the Company.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in the Company Reports filed on or after January 1, 2014 and prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of the respective certificates of incorporation and bylaws (or comparable organizational documents) of the Company and each of its Significant Subsidiaries as amended to and as in effect on the date of this Agreement.

As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) the term “Significant Subsidiary” means any Subsidiary of the Company that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1−02 of Regulation S−X, (iii) the term “JV Entity” means Innova S. de R.L. de C.V. (Sky Mexico) and Innova Holdings S. de R.L. de C.V., (iv) “Company Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with (1) changes in the financial or securities markets or general economic or political conditions in the U.S. or any foreign jurisdiction in which the Company or any of its Subsidiaries or the JV Entity operates, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (2) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (3) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (4) a decline in the price of the Shares on the NASDAQ Stock Market, Inc. (the “NASDAQ”), provided that the exception in clauses (3) and (4) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect, (5) changes in Law, (6) changes in U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation of GAAP) or (7) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, this Agreement; provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2) and (5) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to all other participants in the multi-channel video programming distribution industry, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred, (v) the term “Permitted Liens” means (A) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements, (B) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens, (C) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (D) Liens specifically reflected in the Company Balance Sheet, and (E) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, and (vi) the term “Knowledge of the Company” means the actual knowledge of the individuals identified on Section 5.1(a)(iv) of the Company Disclosure Letter.  The representations and warranties made in Section 5.1(a), 5.1(b)(iii)(B), 5.1(d), 5.1(f), 5.1(g), the first sentence of 5.1(k)(i) and 5.1(o), shall to the extent made with respect to the Subsidiaries of the Company also be deemed made with respect to the JV Entity, but only to the Knowledge of the Company.

(b) Capital Structure.  (i)  The authorized capital stock of the Company consists of (A) 3,950,000,000 Shares and (B) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  As of the close of business on May 16, 2014, 502,224,444 shares of the Common Stock were issued and outstanding and no other shares of the Common Stock or shares of the Preferred Stock were issued and outstanding on such date.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.  The Company has no Shares, shares of Preferred Stock or other shares of capital stock reserved for or subject to issuance, except that, as of the date of this Agreement, there are an aggregate of 48,529,270 Shares reserved for issuance pursuant to the Company Plans identified in Section 5.1(b)(i)(A) of the Company Disclosure Letter as being the only Company Plans pursuant to which Shares may be issued (the “Company Stock Plans”).  Section 5.1(b)(i)(B) of the Company Disclosure Letter contains a correct and complete list as of May 16, 2014 of the outstanding Company Options, Company SARs, Company Restricted Stock Units, Company Performance Stock Units and Company Awards under the Company Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price or reference price and vesting schedule.

(ii) From May 16, 2014 to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of Company Options, Company SARs, Company Restricted Stock Units, Company Performance Stock Units and Company Awards outstanding on May 16, 2014 in accordance with their terms and, since May 16, 2014, except as permitted by this Agreement, the Company has not issued any Company Options, Company SARs, Company Restricted Stock Units, Company Performance Stock Units and Company Awards.  Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”).  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien.  There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter sets forth (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than (x) publicly traded non-equity securities held for investment which do not exceed 5% of the outstanding non-equity securities of any Person and (y) securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan.  No Subsidiary of the Company owns any Shares.  The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(iv) Each Company Option and Company SAR (A) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (B) has an exercise price or reference price per share of the Common Stock, as applicable, equal to or greater than the fair market value of a share of the Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board of Directors or the Compensation Committee actually awarded such Company Option or on the date thereafter as specified by the Company’s Board of Directors or the Compensation Committee of the Company’s Board in their respective authorization of such Company Options, (D) qualifies in all material respects for the Tax and accounting treatment afforded to such Company Option or Company SAR in the Company’s Tax Returns and the Company Reports, respectively, and (E) complies in all material respects with Section 409A of the Code.

(c) Corporate Authority; Approval and Fairness.  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a meeting duly called and held for such purpose (the “Company Requisite Vote”).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).  As of the date of this Agreement and subject to Section 6.2, the Board of Directors of the Company has (i) (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (B) approved the Merger and the other transactions contemplated hereby, (C) adopted, approved and declared advisable this Agreement, and (D) resolved to recommend the adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (ii) received the opinions of its financial advisors, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date of this Agreement, to the effect that, based upon and subject to the various qualifications, assumptions and limitations set forth in such opinions, the Merger Consideration to be received by the holders of the Shares in the Merger is fair to such holders from a financial point of view, as of the date of such opinion, and (iii) directed that this Agreement be submitted to the holders of Shares for their adoption.  The Board of Directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations.  (i)  Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act, the foreign competition laws set forth on Section 5.1(d)(i)(B) of the Company Disclosure Letter (the “Foreign Competition Laws”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, (C) to comply with state securities or “blue-sky” Laws, (D) with or to the Federal Communications Commission (“FCC”) pursuant to the Communications Act of 1934, as amended (the “Communications Act”), or applicable rules and regulations promulgated thereunder (together with the Communications Act, the “Communications Laws”), (E) with or to the local and state public utility commissions or similar local and state regulatory bodies (each, a “PUC”) and the local and state Governmental Entities and other entities identified in Section 5.1(d)(i)(E) of the Company Disclosure Letter pursuant to applicable local and state Laws regulating the telecommunications and satellite delivered video and audio businesses or services (“Utilities Laws”) and (F) with or to the foreign and transnational regulatory bodies (each, a “Foreign Regulator”) and the foreign and transnational Governmental Entities and other entities identified in Section 5.1(d)(i)(F) of the Company Disclosure Letter pursuant to applicable foreign and transnational Laws regulating the provision of telecommunications and broadcasting services, including direct broadcast satellite services, and/or the ownership, operation or installation of telecommunications and broadcasting networks and facilities, including satellites, or the use of radio frequencies (“Foreign Regulatory Laws”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency (each, a “Governmental Entity”) or in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Company’s Third Amended and Restated Certificate of Incorporation, effective as of August 27, 2012 (the “Company Charter”) or Amended and Restated By-Laws, effective as of August 27, 2012 (the “Company Bylaws”) or the comparable governing instruments of any of the Specified Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in this Section 5.1(d) are made or obtained and receipt of the Company Requisite Vote, under any Law to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contracts to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. For purposes of this Agreement, “Specified Subsidiaries” shall mean DIRECTV Holdings LLC, DIRECTV Financing Co., and any direct or indirect non-wholly Subsidiary of the Company.

(e) Company Reports; Financial Statements.  (i)  The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2012 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extension of credit in the form of a personal loan to any executive officer or director of the Company.  For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s Board of Directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has made available to Parent (I) a summary of any such disclosure made by management of the Company to its auditors and audit committee on or after January 1, 2014 and prior to the date of this Agreement and (II) any material communication on or after January 1, 2014 and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.  On and after January 1, 2014 and prior to the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters or compliance with Law, including from Company Employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) Absence of Certain Changes.  Since December 31, 2013 and through the date of this Agreement, (i) there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; (ii) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects; (iii) the Company and its Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock (except for (x) dividends or other distributions (1) by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company or (2) by Sky Brasil Servicios Ltda. and (y) any repurchases of Shares pursuant to the Company’s share repurchase program); (iv) the Company and its Subsidiaries have not incurred any indebtedness for borrowed money or guaranteed such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries; (v) the Company and its Subsidiaries have not transferred, leased, licensed, sold, let lapse, abandoned, cancelled, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company’s or its Subsidiaries’ property or assets (including capital stock of any of the Company’s Subsidiaries) with fair market values in excess of $25,000,000 individually or $50,000,000 in the aggregate (other than with respect to sales of inventory in the ordinary course of business consistent with past practice); (vi) the Company and its Subsidiaries have not made any loan, advance or capital contribution to, or investment in, any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company); (vii) the Company and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise; (viii) other than in the ordinary course of business and consistent with past practice, there has not been any increase in the compensation payable or to become payable to the Company’s and its Subsidiaries’ officers; and (ix) the Company and its Subsidiaries have not made any material change with respect to accounting policies or procedures.

(g) Litigation and Liabilities.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  There are no obligations or liabilities, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of December 31, 2013 and the notes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 (the “Company Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; or (iv) liabilities or obligations that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.5).

(h) Employee Benefits.  (i)  For the purposes of this Agreement, the term “Company Plan” shall mean any benefit and compensation plan, contract, policy, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries (“Company Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, stock purchase, employment, retention severance, termination, change in control, restricted stock, stock option, stock appreciation rights or stock based plans, and the Company Plans maintained outside of the United States primarily for the benefit of Company Employees working outside of the United States are hereinafter referred to as the “Company Non-U.S. Benefit Plans.” Each material Company Plan, other than the Company Non-U.S. Benefit Plans, is listed in Section 5.1(h)(i) of the Company Disclosure Letter and each such Company Plan which has received a favorable determination letter from the Internal Revenue Service (the

“IRS”) National Office has been separately identified.  True and complete copies of each of the material Company Plans (or a written summary of any unwritten Company Plans), including any trust agreement or insurance contract forming a part of such Company Plans, and all amendments thereto, have been provided or made available to Parent prior to the date of this Agreement.

(ii) All Company Plans, other than the Company Non-U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in material compliance with ERISA, the Code and other applicable Laws.  Each Company U.S. Benefit Plan which is subject to ERISA (a “Company ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.  Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company U.S. Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.  Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  No Company Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date of this Agreement.  No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv) All contributions required to be made under each Company Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement.  Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver.  Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.  It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code.  Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Company Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Company Pension Plan since the last day of the most recent plan year.

(vi) As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Neither the Company nor its Subsidiaries have any obligations for retiree health or life benefits under any of the Company ERISA Plans or any collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

(vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to any of the Company U.S. Benefit Plans that would result in a material increase in liabilities to the Company or any of its Subsidiaries.  Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Merger or the other transactions contemplated by this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Plans or (D) result in payments under any of the Company Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(viii) Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code or otherwise.

(ix) All of the material Company Non-U.S. Benefit Plans are listed in Section 5.1(h)(ix) of the Company Disclosure Letter, which includes each Company Non-U.S. Benefit Plan that is a defined benefit pension plan or a plan that provides benefits pursuant to a formula that requires benefits to be funded based on actuarial principles.  All of the material Company Non-U.S. Benefit Plans comply in all material respects with applicable local Law (including compliance with any applicable requirements with respect to registration and good standing with regulatory authorities) and is approved by any applicable taxation authorities for favorable taxation status to the extent such approval is available (and, to the Knowledge of the Company, circumstances do not exist that are reasonably likely to cause such approval to cease to apply), the Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plans that are not set forth in the consolidated balance sheets included in or incorporated by reference into the Company Reports filed prior to the date of this Agreement, to the extent required by GAAP, and as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to the Company Non-U.S. Benefit Plans.

(x) The Company and its Subsidiaries are in material compliance with applicable Laws that require amounts to be withheld, informed and/or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions.  The Company and its Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Company Plan; and, to the Knowledge of the Company, each of the employees of the Company and its Subsidiaries has been properly classified by the Company and its Subsidiaries as “exempt” or “non-exempt” under applicable Law in all material respects.

(i) Labor Matters.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by work rules or a collective bargaining agreement or other similar Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since January 1, 2009 and prior to the date of this Agreement, any labor strike, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.  On and after the date of this Agreement, there has been no labor strike, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries.  The Company is, and has been since January 1, 2010 in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company does not have any material requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(j) Company Satellite Systems.  (i)  Set forth on Section 5.1(j)(i) of the Company Disclosure Letter is a true and complete list, as of the date of this Agreement, of each satellite (A) owned by the Company or any of its Subsidiaries, whether or not in orbit, (B) on which the Company or any of its Subsidiaries now leases or has the right to lease capacity or (C) in production which is or will be owned by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or will have a right to use any capacity (each, a “Company Satellite”), listing each Company Satellite by its owner, current and any other authorized orbital location, and, if the Company Satellite is in production, the anticipated launch date and expected lifetime.  Also set forth on Section 5.1(j)(i) of the Company Disclosure Letter, for each Company Satellite currently in operation, the Company shall provide a true and complete list, as of the date of this Agreement, of the orbital maneuver life of such Company Satellite considering all anomalies described in the Health Status Reports.  The Company has made available to Parent true and correct copies of the most recent health status reports with respect to each Company Satellite providing a cumulative record detailing its health and performance, any satellite-related incidents and anomalies, any information from the satellite manufacturer relating to potential health and performance and any information relating to degradation of performance with respect to satellite service life as of the dates of each such report (collectively from January 1, 2013 through the date hereof, the “Health Status Reports”), and, to the Knowledge of the Company, each Health Status Report is accurate.  Except as described in the Health Status Reports, to the Knowledge of the Company, as of the date of this Agreement, there are no satellite-related incidents or anomalies experienced by any Company Satellite, or known to be experienced by satellites or components of the same type that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(ii) Section 5.1(j)(ii) of the Company Disclosure Letter sets forth a complete and accurate description of the current status, as of the date of this Agreement, of the frequency registrations at the International Telecommunication Union (“ITU”) for each Company Satellite and for each orbital location intended for future use by the Company or any of its Subsidiaries; provided, however, that such information for Company Satellites not licensed to the Company or any of its Subsidiaries is provided to the Knowledge of the Company.  For those networks not already entered into the ITU’s Master International Frequency Register, Section 5.1(j)(ii) of the Company Disclosure Letter sets forth the ITU coordination request reference numbers and publication dates (or equivalent information for advance publication whenever coordination requests are still unpublished); identity of the filing administration; frequency bands covered; geographical coverage area; and the ITU required dates for bringing the satellite network into use, submission of due diligence information to the ITU and ITU filing notification; provided, however, that such information for Company Satellites not licensed to the Company or any of its Subsidiaries is provided to the Knowledge of the Company.

(iii) Section 5.1(j)(iii) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all Coordination Agreements executed with respect to the orbital locations and frequency bands listed in Section 5.1(j)(ii) of the Company Disclosure Letter other than Coordination Agreements for Company Satellites which are not owned or operated by the Company or its Subsidiaries.  To the Knowledge of the Company, as of the date of this Agreement, there are no conflicting claim(s) with respect to the right to use the ITU frequency assignment(s) listed in Section 5.1(j)(ii) of the Company Disclosure Letter that would reasonably be likely to have a Company Material Adverse Effect.

(iv) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has rights under any Concession Agreement with respect to the frequency assignments described Section 5.1(j)(ii) of the Company Disclosure Letter; provided, however, that such information for Company Satellites not licensed to the Company or any of its Subsidiaries is provided to the Knowledge of the Company.  As used in this Agreement, (A) the term “Coordination Agreement” means any applicable satellite intersystem coordination agreement entered into by any ITU sponsoring administration or other coordination agreement entered into by the Company and any other party, and (B) the term “Concession Agreement” means any concession or coordination agreement that the Company or any of its Subsidiaries has entered into, or any provider of satellite capacity to the Company or any of its Subsidiaries has entered into, as of the date of this Agreement, with an ITU sponsoring administration other the United States that permits the Company or any of its Subsidiaries to operate or use capacity on a satellite pursuant to ITU filings of such administration.

(v) Set forth on Section 5.1(j)(v) of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement, of each Company Earth Station material to the Company and its Subsidiaries, including its location.  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each item of equipment used in connection with each Company Earth Station is in good operating condition and repair and suitable for its intended purposes.  To the Knowledge of the Company, no other radio communications facility is causing or would reasonably be expected to cause objectionable interference to the transmissions from or the receipt of signals by any Company Satellite or Company Earth Station, except for any instances of interference that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  As used in this Agreement, the term “Company Earth Station” means any telemetry, tracking and control and transmitting and/or receiving earth station facility, whether owned or leased for use by, or provided by service Contract to, the Company or its Subsidiaries and whether or not located on real property that is either owned, leased, used or held for use by the Company or its Subsidiaries.

(k) Compliance with Laws, Licenses.  (i)  The businesses of each of the Company and its Subsidiaries since January 1, 2010 have not been, and are not being, conducted in violation of any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, or any rule, regulation, standard, judgment, determination, order, writ, decree, injunction, arbitration award, license, authorization, agency requirement, treaty or permit of any Governmental Entity (collectively, “Laws”), except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct their respective businesses.

(ii) The Company and its Subsidiaries conduct their operations in a manner which is in conformity in all material respects with the ITU Radio Regulations, the ITU Table of Frequency Allocations and the ITU plan for use of frequencies by satellites in the broadcasting-satellite service and related feeder links in Region 2.

(iii) (A)           Section 5.1(k)(iii)(A) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of (I) each License that is issued or granted by the FCC (each a “FCC License”) to the Company or any of its Subsidiaries, (II) each License issued or granted by state PUCs regulating telecommunications, broadband, and/or satellite delivered video, audio businesses or services (each a “State License”) to the Company or any of its Subsidiaries, (III) each License that is issued or granted by a Foreign Regulator (each, a “Foreign License”) to the Company or any of its Subsidiaries, and (IV) all Licenses (other than the FCC Licenses, the State Licenses and the Foreign Licenses) issued or granted to the Company or any of its Subsidiaries by any Governmental Entity, authorizing the Company or any of its Subsidiaries to provide telecommunications, broadband, and/or broadcasting services, including direct broadcast satellite services, and/or own, operate or install telecommunications and broadcasting networks and facilities, including satellites, or to use radio frequencies (collectively with the FCC Licenses, the State Licenses and the Foreign Licenses, the “Communications Licenses”).  Each of the Company and its Subsidiaries is in compliance with (x)  each of its Communications Licenses and (y) the rules and regulations of the Governmental Entities issuing such Communications Licenses, except for failures to comply with respect to Foreign Licenses and Foreign Regulators that are, individually and in the aggregate, immaterial to the Company and each of its Subsidiaries.  There is not pending or, to the Knowledge of the Company, threatened before the FCC, a PUC or a Foreign Regulator, the Federal Aviation Administration (“FAA”) or any other Governmental Entity, any material proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation (I) against the Company or any of its Subsidiaries or (II) relating to any of the Communications Licenses or Company Satellites, including any such proceeding, notice, order, inquiry, action, complaint or investigation reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material Communications License or other impairment in any material respect of the operation of the Company’s and its Subsidiaries’ business as it is conducted as of the date of this Agreement, except (x) proceedings to amend the Communications Laws, Utilities Laws or Foreign Regulatory Laws not directed to the Company or its Subsidiaries or (y) proceedings of general applicability to the satellite industry, for any of the foregoing that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(B) Section 5.1(k)(iii)(B) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (w) all pending applications for Licenses by the Company or any of its Subsidiaries that, if issued or granted, would be Communications Licenses, (x) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Communications Licenses, or waiver of any condition thereto, and (y) any agreements to acquire a License that, upon acquisition by the Company, would become Communications Licenses.

(C) For each Communications License, Section 5.1(k)(iii)(C) of the Company Disclosure Letter shows the frequencies authorized under such Communications License, if applicable, as well as the issuance and expiration dates, the name of the Person holding such Communications License and the services authorized to be provided with such spectrum.

(D) Except for restrictions or conditions that appear on the face of the Communications Licenses, and except for restrictions or conditions that pertain to the FCC Licenses under generally applicable rules of the FCC, including those pertaining to satellite and common carrier radio licenses, to the Knowledge of the Company, no Communications License held by the Company or any Subsidiary of the Company is subject to any restriction or condition which would limit the operation of the Company’s and its Subsidiaries’ business as it is conducted as of the date of this Agreement.

(iv) (A)           The Company, its Subsidiaries and, to the Knowledge of the Company, their respective owners, officers, directors, employees and agents are in compliance with and since January 1, 2010 have complied in all material respects with:  (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”), as if its foreign payments provisions were fully applicable to the Company, its Subsidiaries and such owners, officers, directors, employees, and agents, and (B) the provisions of all anti-bribery, anti-corruption and anti-money laundering laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company.  Since January 1, 2010, to the Knowledge of the Company, the Company, its Subsidiaries and/or their respective owners, officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any laws described in clause (B).  For purposes of this provision, “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(B) The Company and its Subsidiaries (i) have instituted policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering laws in each jurisdiction in which the Company and its Subsidiaries operate and (ii) have maintained and will maintain such policies and procedures in force.

(C) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries since January 1, 2010, has been and currently is in compliance in all material respects with relevant sanctions and export control laws and regulations where the Company does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, and U.S. sanctions laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control (collectively “Export and Sanctions Regulations”), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Section 5.1(k)(iv)(C) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of material licenses or authorizations under the Export and Sanctions Regulations.  The Company and its Subsidiaries also (i) have instituted policies and procedures designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) have maintained and will maintain such policies and procedures in force.

(D) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and between January 1, 2010 and the date of this Agreement, have been, subject to any material, individually or in the aggregate, actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA; any other anti-bribery, anti-corruption or anti-money laundering laws; or the Export and Sanctions Regulations.  On and after the date of this Agreement, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, or have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA; any other anti-bribery, anti-corruption or anti-money laundering laws; or the Export and Sanctions Regulations, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Certain Contracts.

(i) Section 5.1(l) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound which (A) provides that any of them (or, after the

Effective Time, Parent or its Affiliates) will not compete with any other Person, or which grant “most favored nation” status that, after the Effective Time, would restrict Parent or its Affiliates, (B) purports to limit in any material respect either the type of business in which the Company or its Affiliates (or, after the Effective Time, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business or could reasonably be expected to require the disposition of any material assets or line of business of the Company or its Affiliates (or, after the Effective Time, individually or in the aggregate, any material assets or line of business of Parent or its Affiliates), (C) requires the Company or its Affiliates (or, after the Effective Time, Parent or its Affiliates) to deal exclusively with any Person or group of related Persons, (D) grants the Company or any of its Subsidiaries rights to any programming content or products, including retransmission consent agreements with broadcast television stations, content agreements with cable networks, video programming networks, motion picture studios and other rights holders or other agreements to secure programming content, in each case, which represented more than $1 billion of the Company’s and its Subsidiaries’ aggregate programming costs in fiscal year 2013, (E) provides for the construction, purchase, sale, launch, operation or maintenance of satellites, (F) provides for the lease, sale or purchase of transponders located upon satellites, (G) provides for the acquisition of residential set-top box equipment or conditional access technology, (H) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (I) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets of which would be reasonably likely to exceed, $10 million, or (J) was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) that is not a Company Plan and was entered into other than on arms’-length terms (such Contracts required to be listed pursuant to clauses (A)-(J) above, the “Material Contracts”).  A true and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement.  Each of the Material Contracts, and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (“Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  The Company is not a party to or bound by any Contracts other than this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, a Contract that the Company is party to or bound by, except for any such breach, violation, default, termination, modification, payment, acceleration or creation that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(m) Takeover Statutes.  Except for Section 203 of the DGCL, in respect of which the Board of Directors of the Company has taken the action described in Section 5.1(c), no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Company, the Common Stock, the Merger or the other transactions contemplated by this Agreement.

(n) Environmental Matters.  Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect:  (i) each of the Company and its Subsidiaries has since January 1, 2010 been in compliance with all applicable Environmental Laws; (ii) the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), and to the Knowledge of the Company, any formerly owned, leased or operated properties, are not contaminated with any Hazardous Substances that has or could reasonably be expected to result in the Company or any Subsidiary incurring liability pursuant, directly or indirectly, to any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject to liability for the release or threat of release of any Hazardous Substance that has or would reasonably be expected to result in the Company or any Subsidiary incurring liability under any applicable Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions, indemnities or other agreements concerning liability or obligations relating to any Environmental Law; and (vi) to the Knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any liability to the Company or any Subsidiary relating to any Environmental Law.

As used herein, (A) the term “Environmental Law” means any Law relating to the protection, investigation or restoration of the environment or natural resources, or health and safety as it relates to any Hazardous Substance and (B) the term

“Hazardous Substance” means any substance that is hazardous to human health or the environment including those listed, classified or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint, mold, polychlorinated biphenyls, radioactive materials or radon.

(o) Taxes.  Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) as of the date of this Agreement, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.  Except as made available to Parent prior to the date of this Agreement, there are not, to the Knowledge of the Company, any claims or assessments (whether or not asserted in writing) by any taxing authority concerning the Company’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.

(iii) The Company has made available to Parent prior to the date of this Agreement true and correct copies of the U.S. federal and other material non-U.S. national level income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2012, 2011, 2010 and 2009.

(iv) Neither the Company nor any of its Subsidiaries has any liability with respect to Taxes that accrued on or before December 31, 2008 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement.

(v) Within the past two years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(vi) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of

Treasury Regulation Section 1.6011-4(b). If the Company or any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(vii) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) Neither the Company nor any of its Subsidiaries has any liability under Section 7.3(b) or Section 7.3(c) of the Tax Sharing Agreement between Liberty Media Corporation and Liberty Entertainment, Inc., dated November 19, 2009 (the “Liberty TSA”).  To the Knowledge of the Company, there is not any fact or circumstance that could reasonably be expected to result in a liability under Section 7.3(b) or Section 7.3(c) of the Liberty TSA.

As used in this Agreement, (A) the term “Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(p) Intellectual Property.  (i)  Section 5.1(p)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material registered Intellectual Property (“Registered IP”) and material unregistered Trademarks owned by the Company or its Subsidiaries, indicating for each registered item the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction.  All of the Registered IP is subsisting in all material respects, and, except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole, in the jurisdiction(s) where such Registered IP is issued or registered is, to the Knowledge of the Company, valid and enforceable.

(ii) Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries owns, or has sufficient rights to use, all Intellectual Property and Information Technology used in or necessary for its business as operated by it on the date of this Agreement (the “Company IP”), free and clear of all Liens, other than Permitted Liens.

(iii) The Company and its Subsidiaries have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party (except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole), and except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company IP owned or exclusively licensed by the Company or its Subsidiaries.  There are no pending or, to the Knowledge of the Company, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations alleging that the operation of the business of the Company or its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person that could reasonably be likely to have a materially adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole.

(iv) Except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries take commercially reasonable measures to maintain, preserve and protect (A) their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries, and (B) the confidentiality of the trade secrets owned or used by the Company and its Subsidiaries.

(v) Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:  (A) the Information Technology used in the Company’s and its Subsidiaries’ businesses operates and performs in all respects as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and (B) such Information Technology has not malfunctioned or failed within the past eighteen (18) months.  Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, all software owned by the Company and its Subsidiaries does not contain nor is distributed with any shareware, open source code or other software whose use or distribution is under a license that requires either of the Company or any of its Subsidiaries to do any of the following:  (I) disclose or distribute the software owned by the Company or its Subsidiaries in source code form; (II) authorize a licensee of the software owned by either the Company or any of its Subsidiaries to make derivative works of such software owned by the same; or (III) distribute the software owned by either the Company or any of its Subsidiaries at no cost to the recipient.

(vi) Except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have implemented backup, security and disaster recovery technology and procedures consistent with multi-channel video programming distribution industry practices in each applicable jurisdiction in which they do business, and (B) the Company and its Subsidiaries are in compliance with applicable Laws regarding the privacy and security of customer, employee and other personally identifiable information and are compliant in all respects with their respective privacy policies.

(vii) As used herein, (A) the term “Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation, (B) the term “Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including (I) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (“Trademarks”); (II) inventions and discoveries and improvements thereto, whether patentable or not, and all patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (III) trade secrets and all other confidential and proprietary information, including, know-how, processes, schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists and supplier lists; (IV) published and unpublished works of authorship in any media, whether copyrightable or not (including software, source code, object code, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (V) moral rights, rights of publicity and rights of privacy.

(q) Insurance.  The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s director and officer and errors and omissions insurance policies.  Such policies and all other material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries, including any policies insuring satellites provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.  Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(r) Brokers and Finders.  The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Goldman, Sachs &Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Company’s financial advisors, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

(s) No Other Representations and Warranties.  Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

5.2. Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in all forms, statements, certifications, reports and documents filed or furnished by Parent with or to the SEC pursuant to the Exchange Act or the Securities Act on or after January 1, 2014 and prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such forms, statements, certifications, reports and documents that are cautionary, predictive or forward looking in nature), Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and the certificate of formation and limited liability company agreement of Merger Sub, in each case as amended to and in effect on the date of this Agreement.

As used in this Agreement, the term “Parent Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with (1) changes in the financial or securities markets or general economic or political conditions in the U.S. or any foreign jurisdiction in which Parent operates, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (2) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (3) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (4) a decline in the price of the shares of Parent Common Stock on the NYSE, provided that the exception in clauses (3) and (4) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Parent Material Adverse Effect, (5) changes in Law, (6) changes in U.S. GAAP (or authoritative interpretation of GAAP) or (7) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, this Agreement; provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2) and (5) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to all other participants in the industries in which Parent and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred.

(b) Capital Structure.  (i)  As of the date of this Agreement, the authorized capital stock of Parent consists of (A) 14,000,000,000 shares of Parent Common Stock, of which 5,190,509,146 shares of Parent Common Stock were issued and outstanding as of the close of business on May 15, 2014, and (B) 10,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”), of which no shares of Parent Preferred Stock are issued and outstanding as of the date of this Agreement and no other shares of Parent Common Stock or shares of Parent Preferred Stock were issued and outstanding on such date.  All of the outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable.  Section 5.2(b)(i) of the Parent Disclosure Letter contains a correct and complete list as of May 15, 2014 of (x) the outstanding number of options to purchase Parent Common Stock (each, a “Parent Option”) pursuant to certain of Parent’s compensation and benefit plans (such compensation and benefit plans, the “Parent Stock Plans”) and (y) the outstanding number of rights to receive Parent Common Stock (pursuant to deferred shares, performance shares and restricted stock units) under the Parent Stock Plans (each a “Parent Common Stock Unit”).  From May 15, 2014 to the execution of this Agreement, Parent has not issued any Parent Common Stock except pursuant to the exercise of Parent Options and the settlement of Parent Common Stock Units outstanding on May 15, 2014 in accordance with their terms and, since May 15, 2014 to the execution of this Agreement, Parent has not issued any Parent

Options or Parent Common Stock Units.  As of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries, any equity securities of Parent, and no securities or obligations of Parent or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding.  Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(ii) All of the issued and outstanding interests of Merger Sub are, and at the Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other membership interests or other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for membership interests or other voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any membership interests, other voting securities or securities convertible into or exchangeable for membership interests or other voting securities of Merger Sub.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Merger Sub is a disregarded entity that is treated as a division of Parent for federal income tax purposes under Treasury Regulation Section 301.7701-3.

(c) Corporate Authority; Approval.  Parent and Merger Sub each have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The shares of Parent Common Stock comprising the Stock Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.  No approval by the stockholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

(d) Governmental Filings; No Violations.  (i)  Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act,

Foreign Competition Laws, the Exchange Act and the Securities Act, (C) to comply with state securities or “blue-sky” Laws, (D) with or to the FCC pursuant to the Communications Laws, (E) with or to the PUCs and the local and state Governmental Entities and other entities identified in Section 5.2(d)(i)(E) of the Parent Disclosure Letter pursuant to applicable local and state Utilities Laws and (F) with or to the Foreign Regulators and the foreign and transnational Governmental Entities and other entities identified in Section 5.2(d)(i)(F) of the Parent Disclosure Letter pursuant to Foreign Regulatory Laws, no filings, notices and/or reports are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or the certificate of formation or limited liability company agreement of Merger Sub, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in this Section 5.2(d)(i) are made or obtained, under any Law to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contracts to which Parent or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(e) Parent Reports; Financial Statements.  (i)  Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Parent Reports”).  Each of the Parent Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange

Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.  Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of Parent’s Board of Directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of its date, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) Absence of Certain Changes.  Since December 31, 2013 and through the date of this Agreement, (i) there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect; (ii) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects; and (iii) except for normal quarterly cash dividends in an amount equal to $0.46 per share of Parent Common Stock, Parent has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock.

(g) Litigation and Liabilities.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings, pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  There are no obligations or liabilities, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Parent as of December 31, 2013 and the notes thereto set forth in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2013; (ii) liabilities or obligations incurred since December 31, 2013; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  For purposes of this Agreement, the term “Knowledge of Parent” means the actual knowledge of the individuals identified on Section 5.2(g) of the Parent Disclosure Letter.

(h) Employee Benefits.  All contributions required to be made under each Parent Pension Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Parent Pension Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement.  Under each Parent Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Parent Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Parent Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Parent Pension Plan since the last day of the most recent plan year. For purposes of this Agreement, “Parent Pension Plan” means any benefit plan maintained, sponsored or contributed to by Parent or any of its Subsidiaries, which is subject to ERISA and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

(i) Compliance with Laws, Licenses.  The businesses of each of Parent and its Subsidiaries since January 1, 2010 have not been, and are not being, conducted in violation of any applicable Law, except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  To the Knowledge of Parent, as of the date herof, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(j) Takeover Statutes.  No Takeover Statute or any anti-takeover provision in Parent’s restated certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to the Parent Common Stock, the Merger or the other transactions contemplated by this Agreement.

(k) Brokers and Finders.  Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement except that Parent has employed Lazard Frères & Co. LLC as its financial advisor.

(l) Reorganization.  Parent has not taken or agreed to take any action, and is not aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Available Funds.  Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Exchange Agent of the Merger Consideration.

(n) No Other Representations and Warranties.  Except for the representations and warranties of Parent and Merger Sub contained in this Section 5.2, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1. Interim Operations.  (a)  The Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as otherwise expressly disclosed in Section 6.1(a) of the Company Disclosure Letter), the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall, subject to compliance with the specific matters set forth below, use reasonable best efforts to preserve its business organization intact and maintain the existing relations and goodwill with Governmental Entities, customers, suppliers, content providers, distributors, licensors, creditors, lessors, employees and business associates and keep available the services of the Company and its Subsidiaries’ present employees and agents.  Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, except (A) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (B) as expressly disclosed in Section 6.1(a) or (d) of the Company Disclosure Letter or (C) as expressly provided for in the Employee Matters Agreement, the Company shall not and will not permit its Subsidiaries to:

(i) (A) amend its certificate of incorporation or bylaws (or comparable governing documents), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock, (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for any dividends or distributions paid by Sky Brasil Servicios Ltda. or a direct or indirect wholly owned Subsidiary of the Company to its stockholders or unitholders on a pro rata basis in the ordinary course of business consistent with past practice), (D) enter into any agreement with respect to the voting of its capital stock, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ii) merge or consolidate with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or business;

(iii) knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(iv) (A) establish, adopt, amend or terminate any Company Plan or amend the terms of any outstanding equity-based awards, (B) grant or provide any severance or termination payments or benefits to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, except to comply with applicable Law or as expressly required by the provisions of the Company Plans as in effect on the date hereof or the provisions of this Agreement, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any director, officer or employee of the Company or any of its Subsidiaries, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan (including any equity-based awards), except to the extent expressly required by any such Company Plan or provided in this Agreement, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or to comply with applicable Law, or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(v) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice not to exceed $25,000,000 in the aggregate on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than existing indebtedness for borrowed money, (B) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money which has matured or is scheduled to mature within the twelve month period following such incurrence of indebtedness at the then prevailing market rates and on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the indebtedness being replaced or (C) guarantees incurred in compliance with this Section 6.1 by the Company and its Subsidiaries of indebtedness of its wholly owned Subsidiaries;

(vi) make or commit to any capital expenditures other than in the ordinary course of business consistent with past practice and in the aggregate in any event not in excess of (A) in 2014, 110% of the aggregate amounts reflected in the Company’s capital expenditure budget set forth in Section 6.1(a)(vi)(A) of the Company Disclosure Letter (the “2014 CapEx Budget”) and (B) in 2015, the sum of (1) the remainder (if a positive number) of (x) 100% of the 2014 CapEx Budget minus (y) the actual amount the Company made or committed to pursuant to the preceding clause (A) plus (2) 110% of the Company’s 2015 capital expenditure budget set forth in Section 6.1(a)(vi)(B) of the Company Disclosure Letter; provided that the Company’s timing of such capital expenditures in 2015 shall be consistent with past practice.

(vii) other than transfers among and between wholly owned Subsidiaries of the Company, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien (other than Permitted Liens) upon or otherwise dispose of any of their respective properties or assets (including capital stock of any of its Subsidiaries) with a fair market value in excess of $50,000,000 individually or $100,000,000 in the aggregate (except with respect to Intellectual Property that is material to the respective businesses of the Company or its Subsidiaries, which shall not be included in this exception) or that are otherwise material other than ordinary course sales of customer premises equipment, or, with respect to Intellectual Property, non-exclusive license grants, in each case, made in the ordinary course of business consistent with past practice;

(viii) issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer on encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares except any Shares issued pursuant to Company Options, Company SARs, Company Restricted Stock Units, Company Performance Stock Units and Company Awards outstanding on the date of this Agreement expressly required by the existing terms or such awards and the Company Stock Plans;

(ix) other than acquisitions of inventory or assets in the ordinary course of business consistent with past practice and making or committing to any capital expenditures in compliance with Section 6.1(a)(vi), spend in excess of $50,000,000 individually or $200,000,000 in the aggregate to acquire any business or to acquire assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall make any acquisition that would, or would reasonably be likely to prevent, delay or impair the Company’s ability to consummate the transactions contemplated by this Agreement;

(x) make any material change with respect to its accounting policies or procedures, except as required by changes in GAAP or by applicable Law;

(xi) except as required by applicable Law, (A) make any Tax election that is material to the Company and its Subsidiaries, taken as a whole, or take any position that is material to the Company and its Subsidiaries, taken as a whole, on any material Tax Return filed on or after the date of this Agreement; that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (B) change any method of Tax accounting, which change is material to the Company and its Subsidiaries, taken as a whole, (C) amend any Tax Return with respect to an amount of Taxes that is material to the Company and its Subsidiaries, taken as a whole, or (D) settle or resolve any Tax controversy that is material to the Company and its Subsidiaries, taken as a whole;

(xii) (A) (1) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement, or (2) start to conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it is not conducted as of the date of this Agreement, other than starting to conduct a line of business of the Company or any of its Subsidiaries in geographic areas that are reasonable extensions to geographic areas where such business line is conducted as of the date of this Agreement (provided that in the case of each of clauses (1) and (2), such entry or expansion would not require the receipt or transfer of any License that would constitute a Communications License if issued or granted prior to the date hereof and would not reasonably be expected to prevent, delay (other than in a de minimis respect) or impair the ability of the Company, Parent and Merger Sub to complete the Merger on a timely basis) or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a Communications License or License that would constitute a Communications License if issued or granted prior to the date hereof or in any foreign country that would require the receipt of a material License;

(xiii) file or apply for any License outside of the ordinary course of business consistent with past practice;

(xiv) other than in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $100,000,000, make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company or to Sky Brasil Servicios Ltda.);

(xv) enter into any Contract pursuant to which the Company or any of its Subsidiaries agrees to provide any wireless, wireline or Internet services to any Person (other than Parent or its Subsidiaries) as an agent or reseller if such Contract is not terminable by the Company or one of its Subsidiaries on 60 days’ or less notice without penalty;

(xvi) other than in the ordinary course of business, (a) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract and (b) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Parent and its Subsidiaries following the Closing) than, either a Contract it is replacing or a form of such Material Contract made available to Parent prior to the date hereof;

(xvii) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity;

(xviii) assign, transfer, forfeit, cancel, fail to renew, or fail to extend or defend any Communications License that is material to the Company and its Subsidiaries;

(xix) enter into any collective bargaining agreement, unless required by applicable Law;

(xx) enter into any Contract that obligates or purports to obligate any existing or future non-controlled Affiliate of the Company (including any parent entity) to grant licenses to any Intellectual Property; or

(xxi) agree, resolve or commit to do any of the foregoing.

(b) Parent covenants and agrees, from and after the execution of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval will not be unreasonably withheld, conditioned or delayed and except as otherwise expressly contemplated by this Agreement or expressly disclosed in Section 6.1(b) of the Parent Disclosure Letter):

(i) Parent shall not (A) amend Parent’s certificate of incorporation or bylaws in any manner that would prohibit or hinder, impede or delay in any material respect the Merger or the consummation of the other transactions contemplated hereby or have a material and adverse impact on the value of the Parent Common Stock; provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Parent shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock as described on Section 6.1(b)(i) of the Parent Disclosure Letter and other than dividends or distributions with a record date after the Effective Time;

(ii) Parent shall not, and shall not permit any of its Subsidiaries to, acquire another business that, at the time such action is taken, to the Knowledge of Parent, would be likely to prevent the Closing;

(iii) Parent shall not knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(iv) Parent shall not agree, resolve, or commit to do any of the foregoing.

(c) (i)             Officers of the Company shall, prior to the Effective Time, execute and deliver to each of Sullivan & Cromwell LLP and Weil, Gotshal & Manges LLP a certificate substantially in the form of Section 6.1(c)(i) of the Company Disclosure Letter (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

(ii) Officers of Parent shall, prior to the Effective Time, execute and deliver to each of Sullivan & Cromwell LLP and Weil, Gotshal & Manges LLP a certificate substantially in the form of Section 6.1(c)(ii) of the Parent Disclosure Letter (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

(d) The Company agrees to take the actions and comply with the requirements set forth on Section 6.1(d) of the Company Disclosure Letter.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers and directors shall, and it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors, agents and representatives (a Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives hereinafter referred to as its “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage or participate in any discussions or negotiations with any Person regarding any Acquisition Proposal; or

(iii) provide any non-public information or data to any Person in connection with, or otherwise knowingly facilitate, any Acquisition Proposal or attempt to make an Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that could be reasonably likely to lead to an Acquisition Proposal.  The Company will promptly inform the individuals and entities referred to in the preceding sentence of the obligations undertaken in this Section 6.2.  The Company will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Company

Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal after the date of this Agreement, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal, providing for the acquisition of all or substantially all of the assets (on a consolidated basis) or total voting power or economic interests of the equity securities of the Company, so long as, in the case of a transaction which is not all cash, the holders of the Company’s equity securities (including Shares) would not receive in the aggregate more than 65% of the total voting power of the equity securities of the issuer that is issuing securities in the transaction or 70% of the economic value of the issuer that is issuing securities in the transaction, in each case as measured based on the securities of such issuer outstanding at the time of the making of such Acquisition Proposal and giving effect to all securities and other consideration proposed to be issued by such issuer in such transaction, provided that such information has previously been, or is substantially concurrently, made available to Parent and that, prior to furnishing any such non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (as defined in Section 9.7) (it being understood that such confidentiality agreement need not, at the Company’s discretion, prohibit the making or amending of an Acquisition Proposal); and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or could be reasonably likely to result in a Superior Proposal.

(c) Notice.  The Company shall promptly (and, in any event, within 24 hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than Parent and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to permit such Person or group of Persons to, directly or indirectly, acquire beneficial ownership of 15% or more of the Company’s consolidated total assets or any class of the Company’s equity interests and (ii) any acquisition by any Person or group of Persons (other than Parent and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (other than Parent and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving the acquisition by a Person or a group of Persons, other than Parent and its Subsidiaries, of all or substantially all of the assets (on a consolidated basis) or total voting power of the equity securities of the Company (in each case measured based on the participation of the existing stockholders of the Company in the successor Person of the Company (which may be the Company)), so long as, in the case of a transaction which is not all cash, the holders of the Company’s equity securities (including Shares) would not receive in the aggregate more than 65% of the total voting power of the equity securities of the issuer that is issuing securities in the transaction or 70% of the economic value of the issuer that is issuing securities and other consideration in the transaction, in each case as measured based on the securities of such issuer outstanding at the time of the making of such Acquisition Proposal and giving effect to all securities proposed to be issued by such issuer in such transaction, that its Board of Directors has determined in its good faith judgment is reasonably likely to be consummated and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(f) of this Agreement).

(e) No Change in Recommendation or Alternative Acquisition Agreement.  Except as provided in Section 6.2(f), the Board of Directors of the Company and each committee of the Board of Directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten business days after the first public announcement of such Acquisition Proposal by the Company or by the party which made the Acquisition Proposal shall be considered a modification adverse to Parent) or make or authorize the making of any statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification; (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or (iii) approve or recommend, or propose to enter into an Acquisition Proposal or an Alternative Acquisition Agreement.

(f) Fiduciary Exception to Change in Recommendation Provision.  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, (x) the Board of Directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that did not result from a material breach of this Agreement, if the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (a “Change in Recommendation”, it being understood that a customary “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act shall not, in and of itself, constitute a Change in Recommendation) and/or (y) the Company may terminate this Agreement in accordance with Section 8.3(b) and concurrent with such termination cause the Company to enter into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of this Agreement (a “Superior Proposal Termination”); provided that in no event shall the Company take, or agree or resolve to take, any action other than in compliance with this Section 6.2; provided further that no Change in Recommendation and/or Superior Proposal Termination may be made until after at least five business days (or such shorter time period if the Company Stockholders Meeting is held within such five business day period) following Parent’s receipt of written notice from the Company advising that the Company’s Board of Directors intends to take such action and the basis therefor, including all information required to be provided under Section 6.2(c) and in the case of a Change in Recommendation not related to a Superior Proposal, all material information related thereto.  After providing such notice and prior to effecting such Change in Recommendation and/or Superior Proposal Termination, (i) the Company shall, during such five business day period (or such shorter time period if the Company Stockholders Meeting is held within such five business day period), negotiate in good faith with Parent and its Representatives with respect to any revisions to the terms of the transaction contemplated by the Agreement proposed by Parent, and (ii) in determining whether to make a Change in Recommendation and/or effect a Superior Proposal Termination, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such five business day period (or such shorter time period if the Company Stockholders Meeting is held within such five business day period).  Any amendment to the financial terms or other material terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(f), including with respect to the notice period referred to in this Section 6.2(f), except that the five business day period (or such shorter time period if the Company Stockholders

Meeting is held within such five business day period) shall be three business days (or such shorter time period if the Company Stockholders Meeting is held within such three business day period) for such purposes.

(g) Limits on Release of Standstill and Confidentiality.  From the date of this Agreement until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is necessary in order for the directors to comply with their fiduciary duties under applicable Law; provided, that the Company promptly advises Parent that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided further that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided that, if such disclosure has the effect or substantive effect of withholding, withdrawing, qualifying or modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4(b).

6.3. Information Supplied.  (a)  The Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof, the “S-4 Registration Statement”) as promptly as practicable.  Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company.  The Company and Parent shall also use their respective reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b) No filing of, or amendment or supplement to, the S-4 Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Prospectus/Proxy Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon.  Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party to be included therein and shall otherwise reasonably  assist and cooperate with the other in the preparation of the Prospectus/Proxy Statement, the S-4 Registration Statement and the resolution of any comments to either received from the SEC.  If at any time prior to the receipt of the Company Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the S-4 Registration Statement or the Prospectus/Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Prospectus/Proxy Statement or the S-4 Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Prospectus/Proxy Statement, the S-4 Registration Statement or the Merger and (ii) all orders of the SEC relating to the S-4 Registration Statement.  The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.4. Stockholders Meeting.  (a)  The Company will use, in accordance with applicable Law and the Company Charter and Company Bylaws, its reasonable best efforts to convene and hold a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”) not more than 45 days after the date the S-4 Registration Statement is declared effective.  Subject to the provisions of Section 6.2, the Company’s Board of Directors shall recommend in the Prospectus/Proxy Statement and at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption.  Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.  In the event that during the five business days prior to the date that the Company Stockholders Meeting is then scheduled to be held, the Company delivers a notice of an intent to make a Change in Recommendation and/or Superior Proposal Termination (including in connection with an amendment pursuant to the last sentence of Section 6.2(f)), Parent may direct the Company to postpone the Company Stockholders Meeting for up to five business days and the Company shall promptly, and in any event no later than the next business day, postpone the Company Stockholders Meeting in accordance with Parent’s direction.

(b) Notwithstanding any Change in Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Company Stockholders Meeting.  Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

6.5. Filings; Other Actions; Notification.

(a) Cooperation.  The Company and Parent shall, subject to Section 6.2, cooperate with each other and use, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable (it being understood that nothing contained in this Agreement shall require Parent to obtain any consents, registrations, approvals, permits, expirations of waiting periods or authorizations prior to the Termination Date), including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 20 calendar days after the date of this Agreement all applications required to be filed with the FCC and the notification and report form required under the HSR Act; provided that the failure to file within such 20-day period shall not constitute a breach of this Agreement) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.  To the extent necessary or advisable to obtain any consent, registration, approval, permit, expiration of waiting period or authorization from any Governmental Entity in order to consummate the Merger prior to the Termination Date, (x) Parent shall, and shall cause its Subsidiaries to, and commit to cause the Company and its Subsidiaries to, take the actions and agree to those undertakings set forth on Section 6.5(a) of the Parent Disclosure Letter and (y) Parent shall, and shall cause its Subsidiaries to take, other actions involving Parent and its Subsidiaries that are in the aggregate de minimis (for the avoidance of doubt, not involving any divestiture, holding separate any business or assets or other similar action).  Except as provided in the immediately preceding sentence, nothing in this Agreement shall require, or be construed to require, (i) Parent or any of its Subsidiaries to take or refrain from taking any action (including any divestiture, holding separate any business or assets or other similar action) or to agree to any restriction or condition with respect to any assets, operations, business or the conduct of business of Parent or any of its Subsidiaries and (ii) Parent, the Company or any of their respective Subsidiaries to take or refrain from taking any action (including any divestiture, holding separate any business or assets or other similar action) or to agree to any restriction or condition with respect to any assets, operations, business or the conduct of business of the Company and its Subsidiaries, if, in the case of this clause (ii), any such action, failure to act, restriction, condition or agreement, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect (read without regard to the exceptions set forth therein and without giving effect to clause (A) thereof) (except as provided in the immediately preceding sentence, the occurrence of any of the matters specified in clause (i) or clause (ii) above shall constitute a “Regulatory Material Adverse Effect”).  In addition, in measuring whether a Regulatory Material Adverse Effect has occurred, the expected loss of any reasonably expected synergies (both cost and revenue) relating to any restriction or condition shall be taken into account as if the Company had an adverse effect to its financial condition and results of operations equal to the expected amount of applicable synergies affected by any such restriction or condition.  The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Merger and the other transactions contemplated by this Agreement without the prior written consent of Parent (which, subject to this Section 6.5(a) may be withheld in Parent’s sole discretion).  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  To the extent permitted by applicable Law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the Merger and the other transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company.  In exercising the foregoing rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable.

(b) Information.  The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Status.  The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

6.6. Access; Consultation.  (a)  Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford Parent’s Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to the Company’s employees, properties, assets, books, records and contracts and, during such period, the Company and Parent shall, and shall cause their respective Subsidiaries to, (x) in the case of Parent, furnish promptly to the Company information regarding the matters set forth in Section 6.6(a) of the Parent Disclosure Letter as may reasonably be requested and (y) in the case of the Company, furnish promptly to Parent all information concerning its or any of their respective Subsidiaries’ capital stock, business and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further, that the foregoing shall neither require the Company nor Parent to permit any invasive environmental sampling or any inspection, or to disclose any information, pursuant to this Section 6.6 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 6.6, Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), utilize the procedures of their existing joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.  Any investigation pursuant to this Section 6.6 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.  All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent (as applicable) or such Person as may be designated by any such executive officer.  Each of Parent and the Company, as it deems advisable and necessary, reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions.  Such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties.  All information exchanged pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement.  To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(b) Each of the Company and Parent shall give prompt notice to one another of any change, effect, circumstance or development that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), of any failure of any condition to Parent’s or the Company’s obligations to effect the Merger (as applicable) or of any other change, effect, circumstance or development which would cause or constitute a breach of any of the representations, warranties or covenants of the Company or Parent (as applicable) contained herein.

(c) The Company shall use its reasonable best efforts to obtain from time to time after the date of this Agreements reports that would have been Health Status Reports with respect to the Company Satellites if obtained prior to the date hereof and will promptly provide copies of such reports to Parent.  For the avoidance of doubt, such reports shall contain the type of information contained in Health Status Reports.

6.7. Stock Exchange Listing, De-listing and De-registration.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.  The Company shall take all actions necessary to permit the Shares to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.8. Publicity.  The initial press release with respect to the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law or (iii) with respect to any Change in Recommendation made in accordance with this Agreement or Parent’s response thereto.

6.9. Employee Benefits.  (a)  Upon or promptly following the execution of this Agreement, Parent and the Company shall enter into an employee matters agreement substantially in the form of Exhibit A attached hereto (the “Employee Matters Agreement”) and the Surviving Company shall be bound by such Employee Matters Agreement following the Effective Time.

(b) Prior to making any written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters related to the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication.

(c) The provisions of this Section 6.9 and the Employee Matters Agreement are solely for the benefit of the parties to this Agreement, and neither any union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement.  Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or employee benefit plan of Parent, the Surviving Company or any of their Affiliates, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.9, or (iv) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.  No provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Company, or any of their Affiliates, or (ii) alter or limit the ability of Parent or the Company to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement provided that with respect to clause (ii), any actual amendment, modification or termination of any Company Plan impacting the provisions of the Employee Matters Agreement will take into account the undertakings set forth therein.

6.10. Expenses.  Except as otherwise provided in Sections 6.16 and 8.5(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

6.11. Indemnification; Directors’ and Officers’ Insurance.  (a)  From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) and those individuals set forth on Section 6.11(a) of the Company Disclosure Letter serving at the request of the Company or any of its Subsidiaries as a director (or equivalent position) of a specified Person (when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law, any applicable indemnification agreement to which such Person is a party (a form of which is an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, 2012 or 2013), the Company Charter or Company Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).  Parent shall ensure that the organizational documents of the Surviving Company shall, for a period of six years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Charter and Company Bylaws.  Any right of indemnification of an Indemnified Party pursuant to this Section 6.11 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’

and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies in an amount with a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance.  If the Company and the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Company shall, and Parent shall cause the Surviving Company to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Surviving Company be required to expend for such policies, an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the premium for such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.12. Regulatory Compliance.  (a)  The Company agrees, and shall cause its Subsidiaries to, use its reasonable best efforts to (i) cure no later than the Effective Time any material violations and defaults by any of them under any applicable Communications Laws or under any applicable rules and regulations of the FAA (“FAA Rules”), Foreign Regulatory Laws or regulations of the ITU, (ii) comply in all material respects with the terms of the FCC Licenses and the FAA Rules and the Foreign Licenses and (iii) file or cause to be filed with the FCC, and the FAA and the Foreign Regulators all reports and other filings required to be filed under applicable rules and regulations of the FCC and the FAA Rules and under the Foreign Regulatory Laws.

(b) During the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall (i) take all actions reasonably necessary to maintain and preserve the Communications Licenses and (ii) refrain from taking any action that would give the FCC or any other Governmental Entity with jurisdiction over the Company or any of its Subsidiaries reasonable grounds to institute proceedings for the suspension, revocation or adverse modification of any Communications License.

6.13. Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.14. Control of the Company’s or Parent’s Operations.  Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.15. Section 16(b).  The Board of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16. Financing.

(a) Upon the written request of Parent, the Company and its Subsidiaries shall execute and deliver, or shall use reasonable best efforts to cause to be executed and delivered, at the Closing, one or more supplemental indentures, legal opinions, officers certificates or other documents or instruments required for the due assumption of, and succession to, DIRECTV Holdings LLC’s (“DIRECTV Finance”) outstanding debt, guarantees, securities and other similar agreements to the extent required by the terms of such debt, guarantees, securities or other agreements (and any debt, guarantees, securities or other agreements entered into by the Company or its Subsidiaries in connection therewith) and the Company and its Subsidiaries shall provide all assistance reasonably required by Parent in connection with obtaining the execution of such instruments by the other parties required to execute such instruments.  Parent and Merger Sub acknowledge and agree that the provisions of this Section 6.16(a) shall not create any independent conditions to Closing.

(b) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to commence, as promptly as reasonably practicable, at Parent’s expense, after the receipt of a written request from Parent to do so, tender or exchange offers, and any related consent solicitations with respect to, any or all of the outstanding notes, debentures or other debt securities of DIRECTV Finance on such terms and conditions as specified and reasonably requested by Parent and in compliance with all applicable terms and conditions of the applicable indenture (the “Debt Offers”); provided that (i) Parent shall have provided the Company with the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and (ii) the closing of the Debt Offers shall be conditioned on the Closing.  The Company shall, and shall cause its Subsidiaries to, use respective reasonable best efforts to and to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offers, and in connection with any tender or exchange offers commenced by Parent, and any related consent solicitations with respect to, any existing indebtedness of DIRECTV Finance.  Parent shall only request the Company and its Subsidiaries to conduct any Debt Offer in compliance in all material respects with the applicable rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act and the applicable indenture or other Contract.  Parent shall ensure that at the Effective Time, the Surviving Company shall have all funds necessary to pay any consideration required to be paid in connection with the Debt Offers on the Closing Date.  Parent and Merger Sub acknowledge and agree that the provisions of this Section 6.16(b) shall not create any independent conditions to Closing.

(c) If requested by Parent in writing, the Company and its Subsidiaries shall take any actions requested by Parent that are reasonably necessary for the payoff, satisfaction, discharge and/or defeasance of any existing indebtedness of DIRECTV Finance, and shall payoff, redeem or satisfy, discharge and/or defease, as applicable, such indebtedness in accordance with the indenture, credit agreement, or other Contract governing such indebtedness (the “Debt Payoffs”), including taking any action reasonably necessary to obtain a payoff letter in connection therewith; provided that any such action described above shall not be required unless it can be conditioned on the occurrence of the Closing, and, it being understood that at Closing, Parent shall deposit, or cause to be deposited, with the appropriate trustee, agent or other recipient, cash or cash equivalents sufficient to actually effect such payoff, redemption, satisfaction, discharge and/or defeasance. The Company shall, and shall cause its applicable Subsidiaries to, use their respective reasonable best efforts to and to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with any Debt Payoff.  Parent and Merger Sub acknowledge and agree that the provisions of this Section 6.16(c) shall not create any independent conditions to Closing.

(d) In the event that the Company commences a Debt Offer, the Company covenants and agrees that, promptly following any related consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee or agent to) execute a supplemental indenture or amendment to the applicable indenture or other Contract governing such indebtedness, which shall implement the amendments described in the Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers) and the applicable indenture or other Contract; provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers, directors or other representatives, have any obligation to authorize, adopt or execute any supplemental indenture or other agreement that would become effective prior to the Closing. Subject to the terms and conditions of the Debt Offer, concurrently with the Closing, Parent shall cause the Surviving Company to accept for payment and thereafter promptly pay for, any indebtedness that has been validly tendered pursuant to and in accordance with the Debt Offers and not properly withdrawn using funds provided by Parent.

(e) Parent shall prepare all necessary and appropriate documentation in connection with any Debt Offers or Debt Payoffs, including the Offer Documents, as applicable and the Company shall have a reasonable opportunity to review and comment upon such documents.  The parties hereto shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of any Offer Documents or other appropriate documents. The Company shall, to the extent requested, keep Parent reasonably informed regarding the status, results and timing of the Debt Offers. If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable indebtedness of the Company. Notwithstanding anything to the contrary in this Section 6.16(e), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent applicable in connection with the Debt Offers or Debt Payoffs and such compliance will not be deemed a breach hereof.

(f) In connection with any Debt Offer and any Debt Payoff, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected; provided, that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under.

(g) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and the Company shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing the payment of the Cash Consideration, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger; provided, however, that no obligation of the Company or any of its Subsidiaries under such bank debt financing or any capital markets debt financing shall be effective prior to the Closing.

(h) Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 6.16 (other than arising from fraud or intentional misrepresentation on the part of the Company or its Subsidiaries), whether or not the Merger is consummated or this Agreement is terminated.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 6.16, whether or not the Merger is consummated or this Agreement is terminated.

(i) The Company agrees that, from and after January 1, 2015 and prior to the Effective Time, the Company and each of its Subsidiaries shall not file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future.

6.17. Approval by Sole Member of Merger Sub.  Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole member of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.

ARTICLE VII

CONDITIONS

7.1. Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Consent.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote.

(b) NYSE Listing.  The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

(c) Governmental Consents.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all Governmental Consents required to be obtained from the FCC for the consummation of the Merger shall have been obtained and be in full force and effect.  For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, expirations of waiting periods and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(d) Litigation.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

(e) S-4.  The S-4 Registration Statement shall have become effective under the Securities Act.  No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

7.2. Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in (x) Section 5.1(l)(ii) (Certain Contracts) shall be true and correct and (y) the last sentence of Section 5.1(l)(i) (Certain Contracts) and Section 5.1(m) (Takeover Statutes) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of the Company set forth in Section 5.1 shall be true and correct (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(iii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Governmental Consents.  (i) All Governmental Consents required to be obtained from any PUC for the consummation of the Merger set forth in Section 7.2(c) of the Parent Disclosure Letter and any Governmental Consents from foreign Governmental Entities set forth on Section 7.2(c) of the Company Disclosure Letter shall have been obtained and be in full force and effect (the foregoing together with the Governmental

Consents described in Sections 7.1(c)(i) and 7.1(c)(ii), being the “Required Governmental Consents”). All Governmental Consents (other than the Required Governmental Consents), the failure of which to have been made or obtained would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect shall have been made or obtained (without giving effect to clause (A) of the definition of Company Material Adverse Effect).  All Governmental Consents that have been made or obtained shall have been obtained without the imposition, individually or in the aggregate, of any Regulatory Material Adverse Effect.  The Governmental Consents required to be obtained from the FCC for consummation of the Merger shall have been obtained by Final Order.  For the purpose of this Agreement, “Final Order” has the meaning set forth on Section 7.2(c) of the Parent Disclosure Letter.

(d) No Company Material Adverse Effect.  After the date of this Agreement, there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.

(e) Tax Opinion.  Parent shall have received an opinion of Sullivan & Cromwell LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent contained in the certificates provided by the Company and Parent in accordance with Section 6.1(c) (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

7.3. Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent set forth in Section 5.2(b)(i) (Capital Structure) shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the other representations and warranties of Parent and Merger Sub set forth in Section 5.2 shall be true and correct in all respects (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct (read for purposes of this Section 7.3(a)(ii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect; and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by executive officers of Parent and Merger Sub to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by executive officers of Parent and Merger Sub to such effect.

(c) Tax Opinion.  The Company shall have received an opinion of Weil, Gotshal & Manges LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent contained in the certificates provided by the Company and Parent in accordance with Section 6.1(c) (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the Closing Date).

(d) No Parent Material Adverse Effect.  After the date of this Agreement, there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION

8.1. Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

8.2. Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by May 18, 2015 (as it may be extended below, the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided that, (i) if either the Company or Parent determines that additional time is necessary in connection with obtaining a Required Governmental Consent from the FCC or any PUC listed in Section 7.2(c) of the Parent Disclosure Letter and foreign Governmental Entities listed in Section 7.2(c) of the Company Disclosure Letter or in connection with the expiration of the waiting period pursuant to the HSR Act, the Termination Date may be extended by either Parent or the Company from time to time by written notice to the other up to a date not beyond August 17, 2015 and (ii) if the Termination Date has been extended to August 17, 2015, the Termination Date may be extended further by the mutual written agreement of Parent and the Company from time to time up to a date not beyond November 13, 2015, which date or dates pursuant to clauses (i) or (ii) of this Section 8.2, as extended from time to time, shall thereafter be deemed to be the Termination Date, (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken, (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated, or (d) the FCC adopts a hearing designation order in respect of the transactions contemplated by this Agreement.

8.3. Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned (a) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the 30th day following notice to Parent from the Company of such breach or failure; provided, that the Company shall not have the right to terminate the Agreement pursuant to this Section 8.3 if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement or (b) at any time prior to the Company Requisite Vote being obtained, (i) if the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 6.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement the Company, subject to complying with the terms of Section 6.2, enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5(b), subject to and in accordance with Section 8.5(c).

8.4. Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) the Board of Directors of the Company shall have made a Change in Recommendation prior to the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), or (b) whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the 30th day following notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate the Agreement pursuant to this Section 8.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

8.5. Effect of Termination and Abandonment.  (a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement (other than as set forth in this Section 8.5 and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided that no such termination shall relieve any party hereto from any liability for damages to any other party resulting from any prior willful breach of this Agreement or from any obligation to pay, if applicable, the Termination Fee pursuant to Section 8.5(b).

(b) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(a) (Change in Recommendation) or (ii) by the Company pursuant to either (x) Section 8.2(b) (Stockholder Vote) at a time when Parent had the right to terminate pursuant to Section 8.4(a) (Change in Recommendation) or (y) Section 8.3(b) (Termination for Superior Proposal), then the Company shall, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii) be obligated to pay Parent a fee equal to $1,445,000,000 (the “Termination Fee”).  In addition, if (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) or 8.2(b) (Stockholder Vote) or (B) by Parent pursuant to Section 8.4(b) (Company Breach), (ii) prior to such termination referred to in clause (i), but after the date of this Agreement, a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company (a “Company Acquisition Proposal”); and (iii) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this Section 8.5(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal, then the Company shall be obligated to pay the Termination Fee concurrently with such entry or consummation; provided that solely for purposes of this Section 8.5(b)(iii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(d), except that the references to “15% or more” shall be deemed to be references to “50% or more”.  The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment should have been made. At the time the Termination Fee is paid by the Company, the Company shall concurrently give to Parent wire instructions in the event of a refund of the Termination Fee.

(c) In the event that a Termination Fee is paid pursuant to clause (i) of the first sentence of Section 8.5(b), Parent shall have the right, exercisable by written notice to the Company within one business day after the receipt of payment of such Termination Fee, to refund such Termination Fee to the Company, and in that event that the Company actually receives a full refund of the entire Termination Fee within two business days after the delivery of such notice, the Company, Parent and Merger Sub shall be entitled to all remedies available as contemplated by Section 8.5(a).  In the event that a Termination Fee is paid pursuant to clause (ii) of the first sentence of Section 8.5(b) or the second sentence of Section 8.5(b), Parent shall have the right, exercisable by written notice to the Company within two business days after the receipt of such Termination Fee, to refund such Termination Fee to the Company, and in the event that the Company actually receives a full refund of the entire Termination Fee within two business days after the delivery of such notice, the Company, Parent and Merger Sub shall be entitled to all remedies available as contemplated by Section 8.5(a).  If, after receiving the Termination Fee, Parent fails to exercise its right to refund the Termination Fee in accordance with the time periods provided for in this Section 8.5(c), Parent shall be deemed to have irrevocably waived such right and the Company shall have no further liability to Parent or Merger Sub, and Parent and Merger Sub shall have no further liabilities to the Company, under this Agreement except as set forth in Section 9.1.  The parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1. Survival.  This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This ARTICLE IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver) and Section 9.12 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 6.16(h) (Financing Indemnification), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement.  This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2. Modification or Amendment.  Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

9.3. Waiver.  (a)  Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4. Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5. Governing Law and Venue; Waiver of Jury Trial.  (a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  The parties hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a state or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6. Notices.  Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub

AT&T Inc.
One AT&T Plaza
208 South Akard Street, Suite 3702
Dallas, Texas 75202
Attention:  D. Wayne Watts
Fax:          (214) 746−2103
Email:        wayne.watts@att.com

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10004
Attention:  Joseph B. Frumkin
Fax:          (212) 558-3588
Email:        frumkinj@sullcrom.com

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California  90067
Attention: Eric M. Krautheimer
Fax:          (212) 558-3588
Email:        krautheimere@sullcrom.com

if to the Company

DIRECTV
2260 E. Imperial Highway
El Segundo, CA  90245
Attention:   Larry D. Hunter
                 Executive Vice President and General Counsel
Fax:          (310) 964- 0834
Email:        Larry.Hunter@directv.com

with copies to (which shall not constitute notice):

DIRECTV
2260 E. Imperial Highway
El Segundo, CA  90245
Attention:   Patrick T. Doyle
                 Executive Vice President and Chief Financial Officer
Fax:          (310) 964-0835
Email:        Patrick.Doyle@directv.com

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153
Attention:   Frederick S. Green
                 Michael E. Lubowitz
Fax:          (212) 310-8007
Email:        frederick.green@weil.com
                 michael.lubowitz@weil.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7. Entire Agreement.  This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement, dated March 27, 2014, between the Company and Parent (the “Confidentiality Agreement”) and the Employee Matters Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8. No Third Party Beneficiaries.  This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing.

9.9. Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

9.10. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11. Interpretation.  (a)  The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  When a reference is made in this Agreement, the Company Disclosure Letter or Parent Disclosure Letter to information or documents being provided, delivered, made available or disclosed to Parent, such information or documents shall mean any information or documents provided in the “Project Star” virtual data room maintained by the Company or in a “clean room” maintained by the Company and made available to each of Parent and its Representatives to the extent set forth on Section 9.11(a) of the Parent Disclosure Letter, in each case, in writing (including electronically) to Parent or its Representatives, in each case, on or before May 16, 2014.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12. Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided that Parent may designate, prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary.  Any assignment in contravention of the preceding sentence shall be null and void.

9.13. Specific Performance.  The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 9.5 of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DIRECTV

By:	/s/ Patrick T. Doyle
	Name:	Patrick T. Doyle
	Title:	Executive Vice President and Chief Financial Officer

AT&T INC.

By:	/s/ Rick L. Moore
	Name:	Rick L. Moore
	Title:	Senior Vice President - Corporate Development

STEAM MERGER SUB LLC

By:	/s/ Rick L. Moore
	Name:	Rick L. Moore
	Title:	Manager

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT, dated as of May 18, 2014 (as the same may be amended from time to time, the “Agreement”), between DIRECTV, a Delaware corporation (“DIRECTV”), AT&T Inc., a Delaware corporation (“Parent”), and Steam Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), each a “Party,” and collectively, the “Parties.”

WHEREAS, the respective Boards of Directors of each of DIRECTV and Parent, by resolutions duly adopted, have approved the merger of DIRECTV with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger (the “Merger Agreement”) and DIRECTV has resolved to recommend to its stockholders the adoption of the Merger Agreement;

WHEREAS, the Board of Directors of Parent, by resolutions duly adopted, has approved the Merger and the issuance of shares of common stock, par value $1.00 per share, of Parent pursuant to the Merger upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Parent seeks to efficiently and effectively integrate the businesses and employees of DIRECTV as soon as practicable after the Merger in a manner which maximizes the value of the transaction to shareholders and employees, and minimizes negative employee relations as well as restraints on post-Merger flexibility;

WHEREAS, in connection with the Merger, the Parties are entering into this Agreement in order to address certain employee compensation and benefit matters and this Agreement shall be a part of the Merger Agreement (and, for the avoidance of doubt, subject to the provisions of Article IX thereof); and

WHEREAS, this Agreement shall become effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and provisions hereinafter contained, the Parties hereby agree as follows:

1.           DEFINITIONS.  All initially capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement unless the context indicates otherwise.

2.           INTERIM OPERATIONS.

(a) With respect to Company Employees who are not Senior Executives, from and after the execution of the Merger Agreement and prior to the Closing Date, DIRECTV will be permitted to make customary annual base salary, wage piece rate and/or commission increases including promotions and merit increases in the ordinary course of business and consistent with past practice not to exceed 4.0% per year in the aggregate; additionally, DIRECTV will be permitted to continue to hire additional employees in the ordinary course of business and consistent with past practice; provided, however, that DIRECTV may, subject to Parent Approval (with such approval not to be unreasonably withheld, conditioned or delayed), make customary annual base salary, wage and/or commission increases for Senior Executives in the ordinary course of business and consistent with past practice that are subject to the aggregate maximums set forth above.  For the purposes of this Agreement, “Senior Executives” shall mean Company Employees with the title of Executive Vice President or above, and “Parent Approval” shall mean the approval of the Senior Executive Vice President of Human Resources of Parent.

(b) From and after the execution of the Merger Agreement and prior to the Closing Date, DIRECTV may grant and pay annual bonuses to Company Employees in the ordinary course of business consistent with past practices, based on actual performance in accordance with the terms of existing Company Plans as of the date hereof.  The 2015 target cash incentive awards (and any subsequent pre-Merger cash incentive awards) provided to employees under the DIRECTV Employee Cash Bonus Plan will be pro-rated based on completed months of service if involuntarily terminated without cause prior to the end of the performance period (for the avoidance of doubt, if the employee is entitled to a bonus for the current year under such plan, the employee will only receive one such bonus payment and will not receive a duplicate bonus payment because of a pro-rata provision in another Company plan covering annual cash bonuses).

(c) From and after the execution of the Merger Agreement and prior to the Closing Date, DIRECTV may grant long-term equity awards to Company Employees in the ordinary course of business consistent with past practice, provided that (i) the annualized grant date value of such awards shall not exceed 105% of aggregate target equity awards granted in the twelve (12) months prior to the date hereof, including the grant value of any outstanding stock grant cancelations during the period, (ii) the grant date value of awards to each Senior Executive shall not exceed the grant date value of the long-term equity awards granted to such person in 2014 prior to the date hereof and (iii) no award granted pursuant to this provision shall vest or pay out on an accelerated basis solely as a result of the transactions contemplated by the Merger Agreement and the 2015-2017 RSU grants (and any subsequent pre-Merger RSU grants) will be pro-rated based on completed months of service if involuntarily terminated without cause prior to the end of the performance period (for the avoidance of doubt, the proration of any such award(s) will be in lieu of, and not in addition to, any treatment upon termination of employment that would otherwise apply to such grant(s) under other Company Plans).

(d) DIRECTV may establish a retention pool in accordance with the terms of the plan set forth on Section 5.1(h)(i) of the Company Disclosure Letter of the Merger Agreement.

3.           EMPLOYEE MATTERS.

(a)  Parent agrees that, through December 31 of the calendar year following the Effective Time (the “Continuation Period”), Company Employees will be provided with (i) salary, base compensation, annual short term cash incentive target opportunities, long term equity award target opportunities, and employee benefits (including pension, 401(k) and retiree medical benefits) that are substantially comparable in the aggregate to those currently provided by DIRECTV and its Subsidiaries to such employees as of the date hereof.

(b)  Parent shall or shall cause Merger Sub to (i) for 24 months after the Effective Time, continue in effect in accordance with its terms, each of the DIRECTV Executive Severance Plan and the DIRECTV Chief Executive Officer Severance Plan, each as in effect as of the date hereof and (ii) during the Continuation Period, continue in effect in accordance with its terms, the DIRECTV Severance Plan as in effect as of the date hereof.

(c) Parent shall or shall cause Merger Sub to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Company Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Company Employee prior to the Closing Date.  When administratively practicable, Parent will transition Company Employees to applicable health and welfare plans of Parent at the start of the new plan year.  Otherwise, with respect to the plan year during which the Closing Date occurs, Parent shall provide each Company Employee with credit, or a cash payment (on a tax neutral basis) in lieu thereof, for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Company Employee is eligible to participate following the Closing Date.

(d)   From and after the Closing Date, Parent shall or shall cause Merger Sub and any successors to, provide credit (without duplication) to Company Employees for their service recognized by DIRECTV and its Subsidiaries as of the Closing Date for purposes of eligibility, vesting (e.g. pension & 401(k)), continuous service, determination of service awards, vacation, paid time off, and severance entitlements and eligibility to retire under applicable Parent plans to the same extent and for the same purposes as such service was credited under the Company Plans, provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service, for purposes of any frozen or discontinued Parent plan or any frozen or discontinued portion of a Parent plan or for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan, and provided further, that if “hire date” is used to determine the particular Parent plan or benefit structure in which a Company Employee would participate, if any, then “hire date,” solely for such purposes, shall be the Closing Date.

(e)  To the extent permitted by applicable Law and the terms of the applicable plan, and subject to the continued maintenance of the qualified status of each plan, Parent may take action necessary to merge the DIRECTV 401(k) Savings Plan (including outstanding loan balances) into the Parent 401(k) plan, subject to the consummation of the transactions contemplated by this Agreement and to commence Company Employees participation in Parent’s 401(k) plan after the Effective Time.

4.           ADDITIONAL MATTERS.

(a) Notwithstanding the foregoing and except for managerial, supervisory or other employees statutorily exempt from collective bargaining, with respect to any Company

Employee who becomes subject to a collective bargaining agreement after the Effective Time, all compensation and benefits treatment (as well as all terms and conditions of employment) afforded to such Company Employee shall be provided only in accordance with the applicable collective bargaining agreement (and shall no longer be covered by this Agreement).

(b) The provisions of this Agreement are solely for the benefit of the parties to this Agreement, and neither any union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement; furthermore no provision of this Agreement shall give any third party any right to enforce the provisions of this Agreement, or be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(c) No provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, DIRECTV, or any of their Affiliates, or (ii) alter or limit the ability of Parent or DIRECTV to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement; provided that with respect to clause (ii), any actual amendment, modification or termination of any Company Plan impacting the provisions of this Agreement will take into account the undertakings set forth herein.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written above.

DIRECTV

By:	/s/ Patrick T. Doyle
	Name:	Patrick T. Doyle
	Title:	Executive Vice President and Chief Financial Officer

AT&T INC.

By:	/s/ Rick L. Moore
	Name:	Rick L. Moore
	Title:	Senior Vice President - Corporate Development